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                                                                       Exhibit 5



             USX Corporation                  JOHN A. HAMMERSCHMIDT
             Law Department                   Assistant General Counsel-
             600 Grant Street                 Corporate & Assistant Secretary
             Pittsburgh, PA 15219-4776
             412 433 2922
             Fax: 412 433 2015



[USX LOGO]   October 13, 1999



             Securities and Exchange Commission
             450 Fifth Street, N.W.
             Washington, D.C. 20549

             Ladies and Gentlemen:

             I am Assistant General Counsel-Corporate and Assistant Secretary of USX Corporation, a Delaware corporation (hereinafter the "Corporation"), and have served as counsel to the Corporation in connection with the preparation of the Registration Statement on Form S-3 (hereinafter the "Registration Statement") for the proposed issuance of 3,385,000 shares of USX-Marathon Group Common Stock ("Marathon Stock") and 1,661,000 shares of USX-U.S. Steel Group Common Stock ("Steel Stock") (together, the "Shares") in connection with the Dividend Reinvestment and Direct Stock Purchase Plan for each class of stock.

             As Assistant General Counsel-Corporate and Assistant Secretary, I am familiar with the Corporation's Restated Certificate of Incorporation and its By-laws. I have also examined, or caused those acting under my supervision to have examined, the Registration Statement and such other records and documents that I have deemed necessary or desirable in rendering the opinion set forth below. In rendering such opinion, I have presumed the genuineness of all documents examined and the accuracy of all statements of fact contained therein.

             Based upon the foregoing, I am of the opinion that when the Shares have been duly authorized and executed by the Corporation and delivered against receipt of payment, the Shares will be legally issued, fully paid and non-assessable.

             I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

             Very truly yours,


             /s/ John A. Hammerschmidt